Exhibit 99.1

Media Contact	August 4, 2009
Andy Brimmer, 205-410-2777	For Immediate Release

Investor Relations Contact

Mary Ann Arico, 205-969-6175

maryann.arico@healthsouth.com

HealthSouth Reports Results for Second Quarter 2009 and Increases 2009 Guidance

Strong Same Store Discharge Growth and Effective Expense Management

Continued Debt Reduction

BIRMINGHAM, Ala. – HealthSouth Corporation (NYSE: HLS) today reported its results of operations for the second quarter ended June 30, 2009. The results showed consolidated net operating revenues of $483.7 million for the second quarter of 2009 compared to $456.6 million for the second quarter of 2008, or an increase of 5.9%. This increase was primarily driven by a 5.6% quarter-over-quarter increase in patient discharges. On a same store basis, discharges increased 4.7% quarter over quarter.

Reported net (loss) income per diluted share was ($0.14) per share for the second quarter of 2009 compared to $0.47 per diluted share for the second quarter of 2008. The as reported per share amounts for the second quarter of 2009 included a non-cash charge of $48.7 million related to amounts recorded as government, class action, and related settlements, compared to an $8.6 million gain recorded for similar amounts during the second quarter of 2008. Similarly, during the second quarter of 2009, we recorded a $3.8 million loss associated with interest rate swaps that are not designated as hedges, compared to a $28.5 million gain recorded for such swaps during the second quarter of 2008.

Substantially all of the amounts recorded as government, class action, and related settlements in each period resulted from changes in the fair value of our common stock and the associated common stock warrants underlying our securities litigation settlement. The price of our common stock increased significantly from March 31, 2009 to June 30, 2009 resulting in a $48.6 million non-cash charge included in government, class action, and related settlements for the second quarter of 2009.

On an adjusted basis, income from continuing operations was $0.39 per diluted share for the second quarter of 2009, which represents a 129.4%, or $0.22 per share, improvement over the $0.17 per diluted share for the second quarter of 2008. The quarter-over-quarter increase was primarily attributable to revenue growth, lower interest expense, and effective expense management. Adjusted income from continuing operations excludes amounts associated with government, class action, and related settlements, our loss or gain on interest rate swaps, and other non-recurring items, as outlined in the attached supplemental information.

“The second quarter of 2009 was another strong quarter for HealthSouth. We achieved solid results through both continued volume growth and disciplined expense management,” said Jay Grinney, President and Chief Executive Officer of HealthSouth. “We believe the high-quality care provided by our dedicated employees continues to be the primary reason we are seeing sustained increases in the number of patients admitted to our hospitals. As a result of the strong first half and our positive outlook for the remainder of the year, we are increasing our Adjusted Consolidated EBITDA and adjusted diluted EPS guidance for 2009.”

The Company continued to deleverage its balance sheet during the second quarter of 2009. As of June 30, 2009, total debt outstanding approximated $1.7 billion, no amounts were drawn on the Company’s $400 million revolving credit facility, and total cash and cash equivalents approximated $49.8 million.

“Our debt reduction, coupled with increased Adjusted Consolidated EBITDA, is improving our capital structure by reducing our leverage ratio on both a total and senior secured basis,” said John Workman, Executive Vice

President and Chief Financial Officer of HealthSouth. “We believe the improvement in our corporate credit rating by Moody’s and the change in outlook to positive by Standard & Poor’s are confirmation of our improved condition and the success of our strategic deleveraging initiatives.”

The Company continues to believe its higher Adjusted Consolidated EBITDA (see attached supplemental information), coupled with its strong cash flows from operating activities, will allow it to achieve a leverage ratio of 4.5x or below before its stated timeframe of year-end 2010. The Company also continues to believe its longer term leverage ratio goal of 3.5x to 4.0x by the end of 2012 is progressively more achievable.

2009 Guidance

As a result of its strong operating results for the first six months of 2009, the Company is increasing its previously provided guidance for 2009. Adjusted Consolidated EBITDA guidance for 2009 has been increased from a range of $342 million to $352 million to a range of $354 million to $362 million. Adjusted diluted earnings per share have been increased from a range of $0.85 to $0.90 per share to a range of $1.15 to $1.25 per share.

Other Information

The Company’s leverage ratio that is referenced in this release and elsewhere from time to time is defined in the Company’s Credit Agreement as the ratio of consolidated total debt to Adjusted Consolidated EBITDA for the trailing four quarters. Reconciliations of net income to Adjusted Consolidated EBITDA can be found in the following schedules.

On January 1, 2009, we adopted Financial Accounting Standards Board Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51. As a result, we have reclassified our noncontrolling interests (formerly known as “minority interests”) as a component of equity and now report net income and comprehensive income attributable to our noncontrolling interests separately from net income and comprehensive income attributable to HealthSouth.

The information in this press release is summarized and should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 (the “June 2009 Form 10-Q”), when filed, as well as the Company’s Current Report on Form 8-K filed on August 4, 2009. In addition, the Company will post supplemental slides today on its website at http://investor.healthsouth.com for reference during its August 5, 2009 earnings call.

The Company expects to file its second quarter 2009 Form 10-Q this week. When filed, the report can be found on the Company’s website at http://investor.healthsouth.com and the SEC’s website at www.sec.gov.

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
		(As Adjusted)		(As Adjusted)
	(In Millions, Except Per Share Data)
Net operating revenues	$ 483.7	$ 456.6	$ 958.8	$ 920.8
Operating expenses:
Salaries and benefits	239.1	234.1	473.8	464.5
Other operating expenses	67.6	63.6	134.8	132.4
General and administrative expenses	24.9	25.2	50.4	53.3
Supplies	28.7	27.7	56.2	54.9
Depreciation and amortization	17.7	17.8	35.3	47.4
Impairment of long-lived assets	–	0.6	–	0.6
Occupancy costs	12.1	12.2	24.1	24.2
Provision for doubtful accounts	9.7	6.1	17.6	13.9
Loss on disposal of assets	1.3	0.8	2.3	0.4
Government, class action, and related settlements expense	48.7	(8.6)	32.8	(45.0)
Professional fees—accounting, tax, and legal	(3.3)	5.3	1.5	8.9
Total operating expenses	446.5	384.8	828.8	755.5
(Gain) loss on early extinguishment of debt	(1.3)	3.4	(3.1)	3.7
Interest expense and amortization of debt discounts and fees	31.1	43.4	65.5	90.8
Other income	(1.0)	(1.0)	(0.8)	(1.7)
Loss (gain) on interest rate swaps	3.8	(28.5)	8.8	8.1
Equity in net loss (income) of nonconsolidated affiliates	2.7	(2.7)	0.2	(5.1)
Income from continuing operations before income tax
(benefit) expense	1.9	57.2	59.4	69.5
Provision for income tax (benefit) expense	(0.3)	0.7	0.9	0.8
Income from continuing operations	2.2	56.5	58.5	68.7
Income (loss) from discontinued operations, net of tax	1.4	(4.1)	(1.4)	10.1
Net income	3.6	52.4	57.1	78.8
Less: Net income attributable to noncontrolling interests	(9.1)	(8.3)	(17.7)	(14.9)
Net (loss) income attributable to HealthSouth	(5.5)	44.1	39.4	63.9
Less: Convertible perpetual preferred stock dividends	(6.5)	(6.5)	(13.0)	(13.0)
Net (loss) income attributable to common shareholders	$ (12.0)	$ 37.6	$ 26.4	$ 50.9
Weighted average common shares outstanding:
Basic	87.6	79.5	87.5	79.2
Diluted	101.5	93.0	101.2	92.6

Basic and diluted (loss) earnings per common share:
(Loss) income from continuing operations
attributable to HealthSouth common shareholders	$ (0.15)	$ 0.52	$ 0.32	$ 0.50
Income (loss) from discontinued operations, net of tax,
attributable to HealthSouth common shareholders	.01	(0.05)	(0.02)	0.14
Net (loss) income per share attributable to HealthSouth common
shareholders	$ (0.14)	$ 0.47	$ 0.30	$ 0.64

Amounts attributable to HealthSouth:
(Loss) income from continuing operations	$ (6.7)	$ 48.3	$ 41.3	$ 52.9
Income (loss) from discontinued operations, net of tax	1.2	(4.2)	(1.9)	11.0
Net (loss) income attributable to HealthSouth	$ (5.5)	$ 44.1	$ 39.4	$ 63.9

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2009	December 31, 2008
		(As Adjusted)
	(In Millions)
Assets
Current assets:
Cash and cash equivalents	$ 49.8	$ 32.2
Restricted cash	71.7	154.0
Restricted marketable securities	21.2	20.3
Accounts receivable, net of allowance for doubtful accounts of $33.0 in 2009;
$31.1 in 2008	244.4	235.8
Insurance recoveries receivable	181.8	182.8
Other current assets	59.3	57.6
Total current assets	628.2	682.7
Property and equipment, net	671.4	673.9
Goodwill	414.7	414.7
Intangible assets, net	39.2	42.8
Investments in and advances to nonconsolidated affiliates	27.8	36.7
Income tax refund receivable	10.5	55.9
Other long-term assets	96.6	91.5
Total assets	$ 1,888.4	$ 1,998.2
Liabilities and Shareholders’ Deficit
Current liabilities:
Current portion of long-term debt	$ 21.8	$ 23.6
Accounts payable	47.8	45.6
Accrued expenses and other current liabilities	342.1	408.5
Government, class action, and related settlements	294.4	268.5
Total current liabilities	706.1	746.2
Long-term debt, net of current portion	1,680.1	1,789.6
Other long-term liabilities	165.1	162.2
	2,551.3	2,698.0
Commitments and contingencies
Convertible perpetual preferred stock	387.4	387.4
Shareholders’ deficit:
HealthSouth shareholders' deficit:	(1,133.2)	(1,169.4)
Noncontrolling interests	82.9	82.2
Total shareholders' deficit	(1,050.3)	(1,087.2)
Total liabilities and shareholders’ deficit	$ 1,888.4	$ 1,998.2

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2009	2008
		(As Adjusted)
	(In Millions)
Cash flows from operating activities:
Net income	$ 57.1	$ 78.8
Loss (income) from discontinued operations	1.4	(10.1)
Adjustments to reconcile net income to net cash provided by
operating activities—
Provision for doubtful accounts	17.6	13.9
Provision for government, class action, and related settlements	32.8	(45.0)
UBS Settlement proceeds, gross	100.0	–
Depreciation and amortization	35.3	47.4
Amortization of debt issue costs, debt discounts, and fees	3.2	3.3
Loss on disposal of assets	2.3	0.4
(Gain) loss on early extinguishment of debt	(3.1)	3.7
Loss on interest rate swaps	8.8	8.1
Equity in net loss (income) of nonconsolidated affiliates	0.2	(5.1)
Distributions from nonconsolidated affiliates	3.9	6.0
Stock-based compensation	6.6	6.0
Deferred tax provision	1.9	1.4
Other	0.6	0.1
(Increase) decrease in assets—
Accounts receivable	(26.2)	(33.9)
Other assets	(0.7)	6.2
Income tax refund receivable	45.4	9.4
Increase (decrease) in liabilities—
Accounts payable	2.2	(1.4)
Accrued fees and expenses for derivative plaintiffs' attorneys
in UBS Settlement	(26.2)	–
Other liabilities	(18.2)	(8.3)
Government, class action, and related settlements	(8.7)	(7.4)
Net cash used in operating activities of discontinued operations	(7.0)	(6.5)
Total adjustments	170.7	(1.7)
Net cash provided by operating activities	229.2	67.0

(Continued)	5

HealthSouth Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Continued)
(Unaudited)
	Six Months Ended June 30,
	2009	2008
		(As Adjusted)
	(In Millions)
Cash flows from investing activities:
Capital expenditures	(34.8)	(18.3)
Proceeds from disposal of assets	0.8	47.2
Net change in restricted cash	(15.7)	17.0
Net settlements on interest rate swap	(19.1)	(6.6)
Net investment in interest rate swap	(6.4)	–
Other	(1.5)	(0.4)
Net cash (used in) provided by investing activities of discontinued operations	(1.1)	0.7
Net cash (used in) provided by investing activities	(77.8)	39.6

Cash flows from financing activities:
Checks in excess of bank balance	–	(5.5)
Principal payments on debt, including pre-payments	(60.9)	(92.4)
Borrowings on revolving credit facility	10.0	75.0
Payments on revolving credit facility	(50.0)	(150.0)
Principal payments under capital lease obligations	(6.6)	(6.1)
Issuance of common stock	–	150.2
Dividends paid on convertible perpetual preferred stock	(13.0)	(13.0)
Distributions paid to noncontrolling interests of consolidated affiliates	(15.8)	(16.5)
Other	0.7	–
Net cash provided by (used in) financing activities of discontinued operations	1.8	(2.1)
Net cash used in financing activities	(133.8)	(60.4)
Effect of exchange rate changes on cash and cash equivalents	–	0.8
Increase in cash and cash equivalents	17.6	47.0
Cash and cash equivalents at beginning of period	32.2	19.8
Cash and cash equivalents of divisions and facilities held for sale at
beginning of period	–	0.4
Less: Cash and cash equivalents of divisions and facilities held for sale
at end of period	–	–
Cash and cash equivalents at end of period	$ 49.8	$ 67.2

HealthSouth Corporation and Subsidiaries

Supplemental Non-GAAP Disclosures

Reconciliation of Net Income to Adjusted Income from Continuing Operations and Adjusted Consolidated EBITDA (1) (4)

	Three Months Ended June 30,
	2009	Per Share (2)	2008	Per Share(2)
			(As Adjusted)
	(In Millions, Except per Share Data)
Net income	$ 3.6	$ 0.04	$ 52.4	$ 0.66
(Income) loss from discontinued operations, net of tax,
attributable to HealthSouth	(1.2)	(0.01)	4.2	0.05
Net income attributable to noncontrolling interests	(9.1)	(0.10)	(8.3)	(0.10)
(Loss) income from continuing operations
attributable to HealthSouth	(6.7)	(0.08)	48.3	0.61

Government, class action, and related settlements	48.7	0.56	(8.6)	(0.11)
Professional fees – accounting, tax, and legal	(3.3)	(0.04)	5.3	0.07
Gain on early extinguishment of debt	(1.3)	(0.01)	–	–
Loss (gain) on interest rate swaps	3.8	0.04	(28.5)	(0.36)
Provision for income tax (benefit) expense	(0.3)	(0.00)	0.7	0.01
Estimated income tax expense	(1.1)	(0.01)	(1.1)	(0.01)
Adjusted income from continuing operations (1) (4)	39.8	0.45	16.1	0.20
Adjustment for dilution (2)		(0.06)		(0.03)
Adjusted income from continuing operations
per diluted share (2) (4)		$ 0.39		$ 0.17

Estimated income tax expense	1.1		1.1
Interest expense and amortization of debt discounts
and fees	31.1		43.4
Depreciation and amortization	17.7		17.8
	89.7		78.4
Other adjustments per the Company's
Credit Agreement:
Impairment charges, including investments	0.1		0.6
Net noncash loss on disposal of assets	1.3		0.8
Loss on early extinguishment of debt	–		3.4
Compensation expense under FASB Statement
No. 123(R)	2.9		2.7
Adjusted Consolidated EBITDA (1) (4) (5)	$ 94.0		$ 85.9

Weighted average common shares outstanding:
Basic		87.6		79.5
Diluted		101.5		93.0

HealthSouth Corporation and Subsidiaries

Supplemental Non-GAAP Disclosures

Reconciliation of Net Income to Adjusted Income from Continuing Operations and Adjusted Consolidated EBITDA (1) (4)

	Six Months Ended June 30,
	2009	Per Share (2)	2008	Per Share(2)
			(As Adjusted)
	(In Millions, Except per Share Data)
Net income	$ 57.1	$ 0.65	$ 78.8	$ 0.99
Loss (income) from discontinued operations, net of tax,
attributable to HealthSouth	1.9	0.02	(11.0)	(0.14)
Net income attributable to noncontrolling interests	(17.7)	(0.20)	(14.9)	(0.19)
Income from continuing operations attributable
to HealthSouth	41.3	0.47	52.9	0.67

Government, class action, and related settlements	32.8	0.37	(45.0)	(0.57)
Professional fees – accounting, tax, and legal	1.5	0.02	8.9	0.11
Gain on early extinguishment of debt	(3.1)	(0.04)	–	–
Loss on interest rate swaps	8.8	0.10	8.1	0.10
Accelerated depreciation of corporate campus (3)	–	–	10.0	0.13
Provision for income tax expense	0.9	0.01	0.8	0.01
Estimated income tax expense	(2.6)	(0.03)	(2.6)	(0.03)
Adjusted income from continuing operations (1) (4)	79.6	0.91	33.1	0.42
Adjustment for dilution (2)		(0.12)		(0.06)
Adjusted income from continuing operations
per diluted share (2) (4)		$ 0.79		$ 0.36

Estimated income tax expense	2.6		2.6
Interest expense and amortization of debt discounts
and fees	65.5		90.8
Depreciation and amortization, excluding accelerated
depreciation of corporate campus (3)	35.3		37.4
	183.0		163.9
Other adjustments per the Company's
Credit Agreement:
Impairment charges, including investments	0.8		0.6
Net noncash loss on disposal of assets	2.3		0.6
Loss on early extinguishment of debt	–		3.7
Compensation expense under FASB Statement
No. 123(R)	6.6		6.0
Adjusted Consolidated EBITDA (1) (4) (5)	$ 192.7		$ 174.8

Weighted average common shares outstanding:
Basic		87.5		79.2
Diluted		101.2		92.6

HealthSouth Corporation and Subsidiaries

Supplemental Non-GAAP Disclosures

Reconciliation of Net Income to Adjusted Income from Continuing Operations and Adjusted Consolidated EBITDA (1) (4)

	Year Ended December 31,
	2008	Per Share (2)
	(As Adjusted)
	(In Millions, Except per Share Data)
Net income	$ 281.8	$ 3.40
Income from discontinued operations, net of tax,
attributable to HealthSouth	(16.9)	(0.20)
Net income attributable to noncontrolling interests	(29.4)	(0.35)
Income from continuing operations attributable
to HealthSouth	235.5	2.84

Gain on UBS Settlement	(121.3)	(1.46)
Government, class action, and related settlements	(67.2)	(0.81)
Professional fees – accounting, tax, and legal	44.4	0.53
Loss on interest rate swap	55.7	0.67
Accelerated depreciation of corporate campus (3)	10.0	0.12
Interest associated with UBS Settlement (6)	(9.4)	(0.11)
Provision for income tax benefit	(70.1)	(0.84)
Estimated income tax expense	(5.0)	(0.06)
Adjusted income from continuing operations (1) (4)	72.6	0.87
Adjustment for dilution (2)		(0.12)
Adjusted income from continuing operations
per diluted share (2) (4)		$ 0.75

Estimated income tax expense	5.0
Interest expense and amortization of debt discounts and fees,
excluding interest associated with UBS Settlement	168.9
Depreciation and amortization, excluding accelerated
depreciation of corporate campus (3)	73.2
	319.7
Other adjustments per the Company's
Credit Agreement:
Impairment charges, including investments	2.4
Net noncash loss on disposal of assets	2.0
Loss on early extinguishment of debt	5.9
Compensation expense under FASB Statement No. 123(R)	11.7
Adjusted Consolidated EBITDA (1) (4) (5)	$ 341.7

Weighted average common shares outstanding:
Basic		83.0
Diluted		96.4

HealthSouth Corporation and Subsidiaries

Supplemental Non-GAAP Disclosures

Notes to Reconciliations

(1) Adjusted income from continuing operations and Adjusted Consolidated EBITDA are non-GAAP financial measures. The Company’s leverage ratio (consolidated total debt to Adjusted Consolidated EBITDA for the trailing four quarters) is likewise a non-GAAP financial measure. Management and some members of the investment community utilize adjusted income from continuing operations as a financial measure and Adjusted Consolidated EBITDA and the leverage ratio as liquidity measures on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity. In evaluating these adjusted measures, the reader should be aware that in the future HealthSouth may incur expenses similar to the adjustments set forth above.

(2) Per share amounts for each period presented are based on basic weighted average common shares outstanding for all amounts except adjusted income from continuing operations per diluted share, which is based on diluted weighted average common shares outstanding. The diluted share counts contain approximately 13.1 million shares related to the potential dilution of the Company’s convertible perpetual preferred stock. Per share amounts do not include 5.0 million shares of common stock or warrants to purchase approximately 8.2 million shares of common stock not yet issued under the securities litigation settlement. The increase in the Company’s basic and diluted weighted average common shares outstanding for the three and six months ended June 30, 2009 compared to the same periods of 2008 was primarily the result of its equity offering of 8.8 million shares that was completed on June 27, 2008.

(3) In the first quarter of 2008, and in accordance with Financial Accounting Standards Board Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company accelerated the depreciation of its corporate campus so that the net book value of the campus equaled the estimated net proceeds the Company expected to receive on the sale transaction’s closing date. The year-over-year impact of this acceleration of depreciation approximated $10 million. No similar charges are expected in 2009.

(4) Adjusted income from continuing operations per diluted share and Adjusted Consolidated EBITDA are two components of the Company’s guidance.

(5) The Company’s Credit Agreement allows unusual non-cash or non-recurring items to be added to arrive at Adjusted Consolidated EBITDA. In addition, certain other deductions may be required. Such amounts have not been included in the above calculation as it would not be indicative of the Company’s Adjusted Consolidated EBITDA for future periods.

(6) Interest expense and amortization of debt discounts and fees in the Company’s consolidated statement of operations for the year ended December 31, 2008 included the reversal of approximately $9.4 million of accrued interest related to the loan guarantee for which the Company received a release as part of the UBS Settlement.

HealthSouth Corporation and Subsidiaries

Earnings Conference Call

The Company will host an investor conference call at 9:30 a.m. Eastern Time on Wednesday, August 5, 2009 to discuss its results for the second quarter of 2009. For reference during the call, the Company will post certain supplemental slides at http://investor.healthsouth.com.

The conference call may be accessed by dialing 866-406-5369 and giving the pass code 14033624. International callers should dial 973-582-2847 and give the same pass code. Please call approximately ten minutes before the start of the call to ensure you are connected.The conference call will also be webcast live and will be available at http://investor.healthsouth.com by clicking on an available link.

A replay of the conference call will be available, beginning approximately two hours after the completion of the conference call, from August 5 until August 19, 2009. To access the replay, please dial 800-642-1687. International callers should dial 706-645-9291. The webcast will also be archived for replay purposes after the live broadcast at http://investor.healthsouth.com.

About HealthSouth

HealthSouth is the nation’s largest provider of inpatient rehabilitative healthcare services. Operating in 26 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, long-term acute care hospitals, outpatient rehabilitation satellites, and home health agencies. HealthSouth strives to be the nation’s preeminent provider of inpatient rehabilitative healthcare services and can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought against the Company; significant changes in HealthSouth’s management team; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees, and customers; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth’s labor expenses from potential union activity and staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in HealthSouth’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2008 and Form 10-Q for the quarters ended June 30, 2009 and March 31, 2009.